EXHIBIT 21


                           Subsidiaries of the Company


1.       Adirondack Knitting Mills, Inc., a New York corporation.

2.       Fab-Lace, Inc., a New York corporation.

3.       Fab International Ltd., a Delaware corporation.

4.       Gem Urethane Corp., a New York corporation.

5.       Lamatronics Industries, Inc., a New York corporation.

6.       Mohican Mills, Inc., a New York corporation.

7.       Salisbury Manufacturing Corp., a North Carolina corporation.

8.       Sandel International, Inc., a New York corporation.

9.       SMS Textiles, Inc., a Delaware corporation.

10.      Travis Knits, Inc., a North Carolina corporation.